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                                   EXHIBIT 24


Securities and Exchange Commission
Washington, DC  20549


We are aware of the incorporation by reference in the Registration Statement Number 2-95879 on Form S-8, Post Effective Amendment Number 9 to Registration Statement Number 2-48986 on Form S-8 and Post-Effective Amendment Number 4 to Registration Statement Number 2-62649 on Form S-8 of our report dated December 15, 1993, relating to the unaudited interim consolidated financial statements of Texas Industries, Inc., which are included in its Form 10-Q for the quarter ended November 30, 1993.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                /s/ Ernst & Young
                ---------------------------------

January 10, 1994
Dallas, Texas



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